Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-8 Nos. 333-239879 and 222-252962) pertaining to the 2020 Incentive Award Plan and the 2020 Employee Stock Purchase Plan of GoHealth, Inc.; and
(2)	Registration Statement (Form S-8 No. 333-261770) pertaining to the 2021 Inducement Award Plan of GoHealth, Inc.;

of our reports dated March 16, 2022, with respect to the consolidated financial statements of GoHealth, Inc., and the effectiveness of internal control over financial reporting of GoHealth, Inc., included in this Annual Report (Form 10-K) of GoHealth, Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Chicago, Illinois
March 16, 2022